IBT Bancorp, Inc.

Announces Operating Results for the Quarter Ended June 30, 2007

Irwin, Pennsylvania, July 16, 2007; IBT Bancorp, Inc. (the “Company”)(Amex:IRW), the holding company of Irwin Bank, today announced its results of operations for the three and six months ended June 30, 2007. Net income for the three-month period ended June 30, 2007 was $2,064,000 or $.35 per diluted share compared to $2,185,000 or $.37 per diluted share for the comparable 2006 quarter. For the six- month period ended June 30, 2007 net income was $3,932,000 or $.67 per diluted share compared to $4,496,000 or $.76 per diluted share for the comparable 2006 six- month period. Per share data for the 2006 periods has been adjusted for the 2-for-1 stock split effected through a 100% stock dividend paid November 16, 2006.

For the quarter ended June 30, 2007, net interest income increased $128,000 or 2.34% while non-interest income decreased $189,000 or 10.17% due to the change in investment security gains. The provision for loan losses decreased to $250,000 for the quarter ended June 30, 2007 compared to $550,000 for the quarter ended June 30, 2006. The higher provision in 2006 was due to an increase in classified loans. Non-interest expenses increased to $4,276,000 for the quarter ended June 30, 2007 compared to $4,218,000 for the comparable quarter in 2006, an increase of $58,000 or 1.38%. Pension and other employee benefits increased $114,000 as a result of increases in pension costs and employee medical costs. Offsetting this increase was a decrease in other expenses of $130,000, which was primarily due to a $66,000 decrease in consulting fees and a $53,000 refund of sales and use taxes paid in previous years. For the six months ended June 30, 2007, net interest income increased $103,000. Non-interest income decreased $406,000 or 10.96 % due mainly to the change in investment security gains. Non-interest expenses increased $391,000 due to an increase of $184,000 in pension and employee benefit costs due to increased pension costs and increases in employee medical cost. All other increases in non-interest expenses were a result of normal increases in the cost of doing business.

President and CEO Charles G. Urtin stated, “The current interest rate environment challenges our ability to preserve the net interest margin. With a flattened yield curve our spread between interest income and interest expense continues to diminish. This pressure is fueling our endeavors to grow low cost deposits and explore alternative sources of low cost funds.”

Mr. Urtin further stated, “The Bank’s new logo and customer service focused training are already having a positive impact on our current customer base. We are confident that our customer service efforts, rates and product offerings will play a significant role in the future growth of this Company.”

Total assets of the Company were $756,488,000 at June 30, 2007 as compared to $740,962,000 at December 31, 2006. Net loans increased to $476,321,000 at June 30, 2007 from $467,721,000 at December 31, 2006. Investment securities increased to $225,488,000 at June 30, 2007 as compared to $221,249,000 at December 31, 2006.

Total deposits were $574,714,000 at June 30, 2007 as compared to $572,472,000 at December 31, 2006. Repurchase agreements were $45,897,000 at June 30, 2007, compared to $27,417,000 at December 31, 2006. Advances from the Federal Home Loan Bank of Pittsburgh decreased to $68,121,000 at June 30, 2007 as compared to $72,410,000 at December 31, 2006. The Company takes advantage of favorable interest rates offered by the Federal Home Loan Bank of Pittsburgh and uses the proceeds to make investments and loans at rates higher than those charged for the borrowings. Total stockholders’ equity declined to $60,977,000 at June 30, 2007 compared to $62,581,000 at December 31, 2006 due primarily to the change in accumulated other comprehensive income. This change is attributable to the negative impact rising interest rates have on the market value of the investment portfolio.

During the quarter the Company repurchased 1,000 shares on the open market at a weighted average cost of $19.33 per share.

Irwin Bank is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, two loan centers, a trust division and three supermarket branches located in the western Pennsylvania counties of Westmoreland and Allegheny. The Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company’s common stock is traded on the American Stock Exchange under the symbol “IRW”. For more information please visit at www.myirwinbank.com.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any such forward-looking statements.

IBT Bancorp, Inc.
Selected Financial Data (Unaudited)
(Dollars in Thousands, except per share data)
	June 30,	December 31,
	2007	2006
Total Assets	$756,488	$740,962
Securities available for sale	$225,488	$221,249
Federal Home Loan Bank stock, at cost	$5,178	$5,197
Total loans, net	$476,321	$467,721
Total liabilities	$695,511	$678,381
Interest bearing deposits	$487,761	$486,918
Non-interest bearing deposits	$86,953	$85,554
FHLB advances	$68,121	$72,410
Stockholders’ equity	$60,977	$62,581

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest Income	$10,980	$9,872	$21,596	19,290
Interest Expense	5,373	4,393	10,606	8,404
Net interest income	5,607	5,479	10,990	10,886
Provision for loan losses	250	550	500	850
Net interest income after
provision for loan losses	5,357	4,929	10,490	10,036
Non-interest income	1,670	1,859	3,297	3,703
Non-interest expense	4,276	4,218	8,647	8,255

Income before income taxes	2,751	2,570	5,140	5,484
Income tax expense	687	385	1,208	988

Net income	$2,064	$2,185	$3,932	$4,496

Per Share Data:
Basic earnings per share	$0.35	$0.37	$0.67	$0.76
Diluted earnings per share	$0.35	$0.37	$0 .67	$0.76
Dividends per share	$0.25	$0.25	$0 .50	$0.50

Selected Ratios (annualized):
Return on Average Assets	1.10%	1.23%	1.07%	1.28%
Return on Average Equity	13.14%	14.19%	12.64%	14.70%
Net Interest Spread	2.58%	2.81%	2.54%	2.79%
Net Interest Margin	3.15%	3.24%	3.11%	3.29%

	June 30,	December 31,
Additional Per Share Data:	2007	2006
Shares Outstanding	5,881,040	5,882,640
Book Value per Share	$10.37	$10.64